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                                                                     EXHIBIT 4.2

                                 FIRST AMENDMENT

                                     to the

                        PREFERRED STOCK RIGHTS AGREEMENT

                                     between

                               AVANEX CORPORATION

                                       and

                          EQUISERVE TRUST COMPANY, N.A.

         This first Amendment (the "Amendment") to the Preferred Stock Rights Agreement is made and entered into as of March 18, 2002 between AVANEX CORPORATION, a Delaware corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., a national banking association, as Rights Agent (the "Rights Agent").

                                 R E C I T A L S

         WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of July 26, 2001 (the "Rights Agreement");

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

         WHEREAS, the Company, Oplink Communications, Inc., a Delaware Corporation ("Omega"), and Pearl Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") intend to enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which, among other things, Merger Sub will merge with and into Omega (the "Merger") and the outstanding shares of Common Stock of Omega will be converted into shares of Common Stock of the Company, upon the terms and subject to the conditions of the Reorganization Agreement; and

         WHEREAS, on March 18, 2002, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreement.

         WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.


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         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Capitalized Terms.  All capitalized, undefined terms used in
                  -----------------
this Amendment shall have the meanings assigned thereto in the Rights Agreement.

         2.       Amendment.  Section 1(a) of the Rights Agreement is hereby
                  ---------
amended by adding the following new paragraph to the end of Section 1(a):

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Oplink Communications, Inc., a Delaware corporation ("Oplink"), nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by (A) the Agreement and Plan of Reorganization dated as of March 18, 2002 by and among Company, a wholly owned subsidiary of Company and Oplink, including any amendment or supplement thereto (the "Reorganization Agreement"), (B) the Voting Agreements dated as of March 18, 2002 between Oplink and certain stockholders of the Company or (C) the Avanex Stock Option Agreement dated as of March 18, 2002 between the Company and Oplink; or (ii) the announcement or consummation of the Merger (as defined in the Reorganization Agreement)."

         3.       Effective Date. This Amendment shall become effective as of
                  --------------
the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and authorization by the Board of Directors of the Company approving the Amendment, and (b) the execution and delivery of this Amendment by the Rights Agent.

         4.       Effect of Amendment.  Except as expressly provided herein, the
                  -------------------
Rights Agreement shall be and remain in full force and effect.

         5.       Governing Law.  This Amendment shall be governed by, construed
                  -------------
and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

         6.       Counterparts.  This Amendment may be executed in separate
                  ------------
counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

         7.       Fax Transmission.  A facsimile, telecopy or other reproduction
                  ----------------
of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

         8.       Certification.  The undersigned officer of the Company, being
                  -------------
an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company

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duly adopted and approved at a meeting held March 18, 2002, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

                                    AVANEX CORPORATION

                                    By:     /s/ Jessy Chao
                                            ------------------------------

                                    Name:   Jessy Chao
                                            ------------------------------

                                    Title:  Chief Financial Officer
                                            ------------------------------



                                    EQUISERVE TRUST COMPANY, N.A.,
                                    as Rights Agent

                                    By:     /s/ Carol Mulvey-Eori
                                            ------------------------------

                                    Name:   Carol Mulvey-Eori
                                            ------------------------------

                                    Title:  Managing Director
                                            ------------------------------


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